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                                                                    Exhibit 5.01

April 21, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: 733,452 shares of Common Stock of Northern States Power Company, a Minnesota corporation

Ladies and Gentlemen:

I am participating in the proceedings incident to the proposed offering by certain selling shareholders of up to 733,452 shares of Common Stock, par value $2.50 per share ("the shares"), of Northern States Power Company. I have examined all records, instruments, and documents which I have deemed necessary to examine for the purposes of this opinion, including the Registration Statement on Form S-3 relating to the shares to be filed by the Company pursuant to the Securities Act of 1933.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, I am of the opinion:

     1. That the Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and that it is legally qualified and authorized to operate and conduct business in the State of Minnesota.

     2. When, as and if the Registration Statement on Form S-3 to which this opinion is an exhibit becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares will be legally issued, fully paid, and nonassessable shares of stock of the Company.

I hereby consent to the incorporation of this opinion into said Registration Statement and the reference to me under the heading "Legal Opinion" in said Registration Statement.

Respectfully submitted,

/s/ Gary R. Johnson
-----------------------

Gary R. Johnson